Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Fourth Quarter and Full Year 2008 Results

The Company raises fiscal 2009 revenue and earnings outlook

Fourth Quarter Revenue Increased 61% to $135 Million

Fourth Quarter Operating Income Grew 65% to $6 Million

The Company Signs Purchase Agreement to Acquire a Case IH Dealership in Blairstown, Iowa

Fargo, ND — April 28, 2008—Titan Machinery Inc. (Nasdaq: TITN), a leading network of full service agriculture and construction equipment stores, today reported financial results for the fourth quarter and year ended January 31, 2008.

Fiscal 2008 Fourth Quarter

For the fourth quarter of fiscal 2008, revenue increased 61% to $135.2 million from revenue of $84.0 million for the fourth quarter of the prior year.  All three of the Company’s main revenue sources – equipment, parts and services – contributed to this period-over-period revenue growth.  Equipment sales were $112.5 million, up 66% from $67.9 million in the same period last year.  Parts sales increased 56% to $13.2 million for fourth quarter, from $8.4 million in the prior-year period.  Revenue generated from services increased 17% to $6.4 million in the quarter compared to $5.5 million in the fourth quarter of last year.

Gross profit for the fiscal fourth quarter increased 72% to $23.5 million, compared to $13.7 million in the fourth quarter of the prior year. The Company’s gross profit margin increased to 17.4% in the fiscal fourth quarter versus 16.3% in the fourth quarter of the prior year.

Operating income for the fiscal fourth quarter was $6.1 million compared to $3.7 million in the same period a year ago.  The Company’s operating margin was 4.5% versus 4.4% last year.

GAAP net income for the fiscal fourth quarter was $270,000, or $0.02 per diluted share, which is within the Company’s previously issued guidance range of $0.01 to $0.03 per share, versus net income of $1.4 million, or $0.21 per diluted share, for the fourth quarter last year.  The Company’s fourth quarter net income and EPS include one-time IPO-related debt conversion and retirement costs of $2.7 million after-tax, or $0.25 per diluted share.  Excluding these costs, the Company exceeded its previously issued pro forma guidance and achieved net income of $3.0 million, or $0.27 per diluted share, for the fourth quarter, compared to the Company’s guidance of $0.21 to $0.23 per share.

Fiscal 2008 Results

For the fiscal year ended January 31, 2008, revenue increased 48% to $433.0 million from revenue of $292.6 million in the fiscal year ended January 31, 2007.  GAAP net income was $5.2 million, or $0.67 per diluted share, for the period, which exceeded the

Company’s previously issued guidance range of $0.61 to $0.63 per share, compared to net income of $3.6 million, or $0.57 per diluted share, in the same period last year.   The Company’s net income and EPS include one-time IPO-related debt conversion and retirement costs of $2.7 million after-tax, or $0.33 per diluted share.  Excluding these costs, the Company exceeded its previously-issued pro forma guidance of $0.89 to $0.91 per share and achieved net income of $7.9 million, or $1.00 per diluted share, for the full year.

“We are very pleased with our revenue and earnings growth in the fourth quarter and full year of fiscal 2008,” said David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “Fourth quarter and full year sales and gross profit increased in all three of our revenue sources—equipment, parts, and services.  In addition, the higher margin parts and service revenue represented 46% of total gross profit for the year.  We attribute the strong performance to our proven operating model, organic and acquired growth, as well as the robust agriculture economy.  In the fourth quarter, we acquired four stores, further strengthening our market leading position in the Red River Valley.  We believe we are well-positioned to continue to capitalize on our strong Titan Operating Model in fiscal 2009 and beyond.”

Acquisitions

Peter Christianson, the Company’s President and Chief Financial Officer said, “We continue to execute on our acquisition strategy, which has significantly contributed to our success.  During our fiscal fourth quarter, we acquired four dealerships, bringing the  total number of dealerships at the end of fiscal 2008 to 38.”

In the fourth quarter, the Company acquired Twin City Implement in North Dakota, Reiten & Young International in North Dakota, and Avoca Implement and Greenfield Implement in Southwest Iowa.  In the first quarter fiscal 2009, the Company acquired Ceres Equipment, with one dealership in Minnesota.

In addition, the Company announced today the signing of a purchase agreement to acquire Quad County Implement, Inc., with one store in Blairstown, IA.  The Company expects this acquisition to close on May 1, 2008.  Strategically located in contiguous markets to the Company’s Waverly store and Grundy Center store in Iowa, this acquisition expands its footprint in some of the most productive farmland in Iowa.  Blairstown reported revenues of $14.8 million during its most recently completed fiscal year ended June 30, 2007.

Outlook

The Company is raising its revenue outlook for the full year ending January 31, 2009 to $550 million to $600 million, compared to previously issued guidance of $530 million to $590 million. In addition, the Company is also raising earnings per diluted share guidance for the full year to $0.87 to $0.92, compared to previously-issued guidance of $0.77 to $0.82 per diluted share. Fully-diluted shares outstanding for the fiscal year ending January 31, 2009 are estimated to be approximately 13.8 million shares.  This outlook discussion does not include the impact of any future equity issuances outside of the Company’s equity incentive plan.

Conference Call Information

The Company will host a conference call and audio webcast today at 3:30 p.m. Central (4:30 p.m. Eastern) to discuss its financial results. The webcast will be available at www.titanmachinery.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.  In addition, you may call (800) 762-8795 to listen to the live broadcast.  International callers can dial (480) 629-9031.  In addition, a telephonic replay will be available approximately two hours after the live call ends through May 12, 2008, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 3868041.

About Titan Machinery

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. Currently, the Titan Machinery network includes 39 dealerships in North Dakota, South Dakota, Minnesota and Iowa, representing one or more of the CNH Brands (NYSE:CNH): CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s expected results of operations for fiscal 2009 and beyond, the closing of and expected benefits from the anticipated acquisition of Quad County Implement, Inc., and additional acquisition opportunities, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, a substantial dependence on a single distributor, growth and acquisition opportunities, potential difficulties closing the acquisition of Quad County Implement, Inc., potential difficulties integrating the operations of Quad County Implement, Inc. with Titan Machinery’s operations following the closing of that acquisition, industry supply levels, agriculture and construction industry conditions, governmental agriculture policies, seasonal fluctuations, climate conditions,  disruption in receiving ample inventory financing, increased competition in the geographic area served, and the impact of any future equity issuances outside our equity incentive plan.  Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 28, 2008.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Non-GAAP Financial Measures

In addition to discussing results determined in accordance with GAAP, the Company also has discussed in this press release non-GAAP net income and earnings per share information that excludes certain charges. These results are provided as a complement to results provided in accordance with GAAP. The Company has discussed non-GAAP results in order to better assess and reflect projected operating performance. Management believes the non-GAAP measures help investors understand the Company’s baseline performance before charges that will not recur in the future periods and thus are considered by management to be outside the Company’s ongoing operating results. The Company believes these non-GAAP measures will aid investors’ overall understanding of its projected results by providing a higher degree of transparency and by providing a level of disclosure that will help investors understand how the Company plans and measures its business. The presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for financial measures or information provided in accordance with GAAP.

TITAN MACHINERY INC.

Statements of Operations

(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2008	2007	2008*	2007*
	(unaudited)
REVENUE
Equipment	$112,528	$67,873	$338,382	$220,958
Parts	13,182	8,444	58,743	42,619
Service	6,405	5,499	27,344	21,965
Other, including trucking and rental	3,046	2,166	8,502	7,056
	135,161	83,982	432,971	292,598

COST OF REVENUE
Equipment	97,988	61,096	302,320	200,558
Parts	8,900	5,413	42,568	29,909
Service	2,387	2,046	10,118	8,183
Other, including trucking and rental	2,379	1,771	5,913	5,337
	111,654	70,326	360,919	243,987

GROSS PROFIT	23,507	13,656	72,052	48,611

OPERATING EXPENSES	17,358	9,937	53,190	37,399

INCOME FROM OPERATIONS	6,149	3,719	18,862	11,212

OTHER INCOME (EXPENSE)
Interest and other income	373	41	577	349
Floorplan interest expense	(1,008)	(858)	(3,812)	(3,294)
Interest expense, including interest on subordinated debentures of $1,552 in 2008 and $1,680 in 2007	(523)	(585)	(2,480)	(2,179)
Debt retirement costs	(3,824)	—	(3,824)	—

INCOME BEFORE INCOME TAXES	1,167	2,317	9,323	6,088

PROVISION FOR INCOME TAXES	(897)	(936)	(4,110)	(2,450)

NET INCOME	$270	$1,381	$5,213	$3,638

ADJUSTMENTS TO INCOME:
Amortization of syndication fees - preferred stock (net of tax effect)	(36)	(5)	(51)	(21)
Unpaid accumulated preferred dividends	(11)	(26)	(88)	(102)

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$223	$1,350	$5,074	$3,515

EARNINGS PER SHARE - BASIC	$0.02	$0.31	$0.90	$0.81
EARNINGS PER SHARE - DILUTED	$0.02	$0.21	$0.67	$0.57

* Derived from audited financial statements as reported in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 28, 2008.

TITAN MACHINERY INC.

Balance Sheets

	January 31, 2008*	January 31, 2007*
	(in thousands)	(in thousands)
ASSETS

CURRENT ASSETS
Cash	$42,803	$7,572
Receivables, net	22,061	10,921
Inventories	145,767	106,254
Prepaid expenses	215	186
Income tax receivable	1,074	—
Deferred income taxes	1,027	462

Total current assets	212,947	125,395

INTANGIBLES AND OTHER ASSETS
Parts inventory in excess of amounts expected to be sold currently	1,480	1,062
Goodwill	8,271	3,736
Intangible assets, net of accumulated amortization	337	169
Other	312	335
	10,400	5,302

PROPERTY AND EQUIPMENT, net of accumulated depreciation	16,022	8,175

	$239,369	$138,872

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$9,244	$4,228
Floorplan notes payable	105,848	84,699
Current maturities of long-term debt	5,654	2,824
Customer deposits	19,309	4,608
Accrued expenses	6,138	2,287
Income taxes payable	—	378

Total current liabilities	146,193	99,024

LONG-TERM LIABILITIES
Long-term debt, less current maturities	13,083	6,788
Deferred income taxes	1,865	925
Other long term liabilities	811	—
Accrued interest on subordinated debt	—	330
	15,759	8,043

SUBORDINATED DEBENTURES	1,300	16,747

CONTINGENCIES - Note 16

REDEEMABLE SECURITIES
Series A Convertible Preferred stock - par value $.00001, authorized- None at January 31, 2008 and 2,000,000 shares at January 31, 2007; issued and outstanding- None at January 31, 2008 and 341,672 shares at January 31, 2007.	—	1,193
Series B Convertible Preferred stock -par value $.00001, authorized- None at January 31, 2008 and 2,000,000 shares at January 31, 2007; issued and outstanding-None at January 31, 2008 and 125,001 shares at January 31, 2007	—	486
	—	1,679

STOCKHOLDERS' EQUITY
Common stock, par value $.00001 per share, authorized- 25,000,000 shares; outstanding -13,440,654 and 4,344,753 shares at January 31, 2008 and 2007, respectively	—	—
Additional paid-in-capital	58,180	515
Retained earnings	17,937	12,864
	76,117	13,379

	$239,369	$138,872

* Derived from audited financial statements as reported in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 28, 2008.

Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

310-954-1100